Pricing Supplement No.  43  Dated May 27, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount:  $50,000,000

CUSIP:  61687Y BL0

Trade Date: May 27, 1997

Settlement Date: June 10, 1997

Maturity Date: Two Business Days following the Final
Valuation Date

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: 100%

Interest Rate (per annum): see below

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
     (  )  LIBOR (Telerate)        (X)  Other:  see below
     (  )  Prime Rate

Interest Payment Date(s): Two Business Days following the
Final Valuation Date

Record Date(s): (  )  The fifteenth day (whether or not a
Business Day) next preceding each Interest Payment Date.
                (X)  Other:  the Final Valuation Date

Initial Interest Rate Per Annum: see below

Interest Payment Period: (  )  Annual   (  )  Semi-Annual
(  ) Monthly    (  )  Quarterly  (X) Other:  see below

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly    (  ) Quarterly
     (  )  Semi-annually; on each Interest Payment Date
     (  )  Annually; the third Wednesday of:
     (X) Other:   see below

Interest Reset Dates:  see below

Interest Determination Dates, if other than stated in the Prospectus Supplement: see below

Interest Calculation:
     (  )  Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (X)  Other Floating Rate (See below)

Spread (plus/minus): see below     Spread Multiplier: N/A

Index Maturity: N/A                Index Currency: N/A

Maximum Interest Rate: N/A         Minimum Interest Rate:
0.00%

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   ( X )  Unsubordinated

Day Count Basis:       (  )  30/360 (Commercial Paper Rate Notes,
                         Federal Funds Rate Notes, Prime
                         Rate Notes and LIBOR Notes)
                       (  )  Actual  (Treasury Rate Notes)
                       (X)  See below

Form:     (X)  Book-Entry Note (DTC)
               (  )  Certificated Note

Redemption:
(X)  The Notes may not be redeemed prior to stated maturity.
(  )  The Notes may be redeemed prior to maturity.

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount:  N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (X)  Yes        (  )  No

Calculation Agent(s):    (  )  First Trust of New York,
National Association
                         (X)  Morgan Guaranty Trust Company of New York
Plan of Distribution:
The Company will sell the aggregate principal amount of the Notes to J.P. Morgan Securities Inc. ("JPMSI") at a price of
100% of the principal amount of the Notes.

The Company has agreed to indemnify JPMSI against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

Interest shall be payable on the Note on the Maturity Date
(or if such day is not a Business Day, the next following
Business Day). Interest on the Note will be calculated in accordance with the following formula but, in no event, shall it be less than zero:

max [[ Principal Amount * 7.21% * Wi * FXi,fwd / FXi,mat ], 0], where:



Wi:               Hong Kong Dollar:              25.20%
                  Taiwan Dollar:                  22.0%
                  Malaysian Ringgit:              18.7%
                  South Korean Won:                9.4%
                  Singapore Dollar:                9.0%
                  Indonesian Rupiah:               6.3%
                  Philippine Peso:                 4.7%
                  Thai Baht:                       4.7%



FXi,fwd:          1) Hong Kong Dollar            8.0213
                  2) Taiwan Dollar              26.6666
                  3) Malaysian Ringgit           2.6405
                  4) South Korean Won           980.9953
                  5) Singapore Dollar            1.2120
                  6) Indonesian Rupiah          3639.97
                  7) Philippine Peso             33.3947
                  8) Thai Baht                   32.9886


FXi,mat:           Number of currency per 1 US Dollar on the Final
                  Valuation  Date, as determined by the
                 Calculation Agent based on the prevailing rates in the foreign exchange markets.

Principal Repayments on the Notes

The Notes will pay on the Maturity Date (or if such day is not a Business Day, the next following Business Day), the Principal Amount, which shall not be less than 100%. In addition to the Principal Amount, the Notes will pay a Redemption Amount that shall not be less than 0%. The
Redemption Amount is a one time payment (not a per annum rate) (such amount, the "Redemption Amount").

The Redemption is equal to the greater of zero or an amount equal to the following formula:

Principal Amount * Participation Factor *

   n            (Ii, final/FXi, final)
Sum of    Wi * ------------------------     - Strike , 0
  i-1         (Ii, initial/FXi, initial)


max



where:

Participation        116.0%
Factor:

Rounding:            Value input into the above formula and intermediate
                   calculation expressed as a percentage shall be rounded to 5 decimal places and the resulting Index Return expressed as a percentage, rounded to 5 decimal places.

Exchange Business    Any day that is (or, but for the occurrence of a
Day:                Market Disruption Event, would have been) a trading
                   day on each of the Exchange and the principal options and futures exchanges for the underlying security other than a day on which trading on any such Exchange or principal options or futures exchange is scheduled to close prior to its regular weekday closing time.

Exchange:            Hong Kong, Taiwan, Kuala Lumpur, Seoul, Singapore,
                   Jakarta, Manila, Bangkok

Maturity Date:       Two Business Days following the Final Valuation
                   Date

Valuation Date:      Each of the following dates, December 10, 2003,
                   January 10, 2004, February 10, 2004, March 10,
                   2004, April 10, 2004, May 10, 2004, June 10, 2004 ,
                   subject to Market Disruption Event.

Final Valuation      June 10, 2004, subject to Market Disruption Event.
Date:

                    The average of the closing levels of Indexi on each
Initial Index       of the following dates, June 3, 1997, June 4, 1997,
Level (Ii,          June 5, 1997, June 6, 1997, June 10, 1997, at the
initial):           Valuation Time, as determined by the Calculation
                    Agent.


Final Index Level    The average of the closing levels of Indexi on each
(Ii, final):        of the Valuation Dates, at the Valuation Time, as
                   determined by the . If any Valuation Date is not a Business Day, then the first following day that is a Business Day shall be the relevant Valuation
                   Date. If there is a Market Disruption Event (as defined below) on a Valuation Date, then the Valuation Date shall be the first succeeding
                   Exchange Business Day on which there is no Market Disruption Event.

Reference Index      1) Hang Seng, Hong Kong Dollar
and Reference FX:   2) Taiwan Weighted (TWSE), Taiwan Dollar
                   3) Kuala Lumpur Composite, Malaysian Ringgit
                   4) KOSPI 200, South Korean Won
                   5) Singapore Strait Times, Singapore Dollar
                   6) Jakarta Composite, Indonesian Rupiah
                   7) Philippines Composite, Philippine Peso
                   8) Stock Exchange of Thailand (SET), Thai Baht

Index Weights        Hang Seng: 25.20%
(Wi):               Taiwan Weighted (TWSE): 22.0%
                   Kuala Lumpur Composite: 18.7%
                   KOSPI 200: 9.4%
                   Singapore Strait Times: 9.0%
                   Jakarta Composite: 6.3%
                   Philippines Composite: 4.7%
                   Stock Exchange of Thailand (SET): 4.7%

Index Strike         107.21%
Level:

Initial FX Level     Units of currency per 1 US Dollar on each of the
(FXi,initial):      following dates, June 3, 1997, June 4, 1997, June
                   5, 1997, June 6, 1997, June 10, 1997,  as
                   determined by the Calculation Agent based on the prevailing rates in the foreign exchange markets.

Final FX Level       Number of currency per 1 US Dollar on each
(FXi,final):        Valuation Date,  as determined by the Calculation
                   Agent based on the prevailing rates in the foreign exchange markets.

Valuation Time:      The close of trading on the Exchange.

Market Disruption    In respect of an Index, the occurrence or existence
Event: on any Exchange Business Day during the one-half hour period that ends at the Valuation Time of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on
                   (i) the Exchange in securities that comprise 20% or more of the level of such Index or (ii) any Related Exchange in options contracts on such Index or
                   (iii) any Related Exchange in futures contracts on such Index, if, in the determination of the Calculation Agent, such suspension or limitation is material.

                   For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in an Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of such Index shall be based on a comparison of (i) the portion of the level of the Index attributable to that security relative to
                   (ii) the overall level of the Index, in each case immediately before that suspension or limitation.

FX Level at          Number of currency per 1 US Dollar on the Maturity
Maturity            Date, as determined by the Calculation Agent based
(FXi,mat):          on the prevailing rates in the foreign exchange
                    markets.



Neither the Note nor any interest therein may be assigned or transferred (whether by way of security or otherwise) without the prior written consent of the Issuer.

THE NOTE IS NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY ANY INDEX OR ANY SPONSOR OF SUCH INDEX AND NO SPONSOR MAKES ANY REPRESENTATION WHATSOEVER, WHETHER EXPRESS OR IMPLIED, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF AN INDEX AND/OR THE LEVELS AT WHICH AN INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DATE OR OTHERWISE. NO INDEX OR SPONSOR OF AN INDEX SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE INDEX AND THE SPONSOR OF ANY INDEX IS UNDER NO OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN. NO SPONSOR OF ANY INDEX IS MAKING ANY REPRESENTATION WHATSOEVER, WHETHER EXPRESS OR IMPLIED, AS TO THE ADVISABILITY OF PURCHASING OR ASSUMING ANY RISK IN CONNECTION WITH PURCHASING THE NOTE.


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT
OR THE PROSPECTUS.